Exhibit 23.4

Huddleston & Co., Inc.

Petroleum and Geological Engineers

1221 McKinney, Suite 3700

Houston, Texas 77010

PHONE (713) 209-1100  ¿  FAX (713) 752-0828

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Callon Petroleum Company, to be filed on or about June 13, 2016 (the “Registration Statement”), of all references to the name of Huddleston & Co., Inc. and to the use of our report effective December 31, 2013 in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission on March 3, 2016.

HUDDLESTON & CO., INC.
Texas Registered Engineering Firm F-1024

/s/ Peter D. Huddleston
Peter D. Huddleston, P.E.
President

Houston, Texas

June 13, 2016

TEXAS REGISTERED ENGINEERING FIRM F-1024